SUB-INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of the 16th day of September, 2002, by and between Stancell and Associates, a California corporation located at 1215 K Street, 17th Floor, Sacramento, CA 95814 (the "Advisor"), and SSgA Funds Management, Inc., a Massachusetts corporation located at Two International Place, Boston, Massachusetts 02110 (the "Sub-Advisor").

     WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

     WHEREAS, the Stancell Social Fund (the "Client") has retained the Advisor to render investment management services to the Client pursuant to an Investment Advisory Agreement dated as of September 16, 2002 (the "Investment Advisory Agreement"), pursuant to which the Advisor may contract with the Sub-Advisor as a sub-manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed among the parties hereto as follows:

1.   APPOINTMENT OF SUB-ADVISOR.

     (a) Subject Portfolio. The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser and manager to the Client's assets designated by the Advisor (the "Subject Portfolio").

     (b) Additional Subject Portfolios. In the event that the Advisor desires to retain the Sub-Advisor to render investment advisory services hereunder for any additional assets, it shall so notify the Sub-Advisor in writing. If it is willing to render such services, the Sub-Advisor shall notify the Advisor in writing, whereupon such assets shall become a Subject Portfolio hereunder.

     (c) Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Client.

     (d) The Sub-Advisor' Representations. The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Advisor represents, warrants and agrees that it is registered as an adviser under the Investment Advisers Act of 1940.

     (e) The Advisor's Representations. The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor. The Advisor further represents and warrants that it has received a copy of Part II of the Sub-Advisor's Form ADV. The Advisor further represents and warrants that the Client is either (i) excluded from the definition of the term "pool" under Section 4.5 of the General Regulations under the Commodity Exchange Act ("Rule 4.5"), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

     (f)  Plenary  authority  of the  Board of  Trustees.  The  Sub-Advisor  and
          Advisor both acknowledge that the Client is a mutual fund that operates as a series of an open-end series investment company under the authority of the Board of Trustees.

2.   PROVISION OF INVESTMENT ADVISORY SERVICES.

     The Sub-Advisor will provide for the Subject Portfolio a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Subject Portfolio, as established by the Client and the Advisor and provided to the Sub-Advisor in writing. The current policies, objectives and restrictions are attached hereto as Exhibit A. From time to time, the Advisor may provide the Sub-Advisor with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both parties. The Sub-Advisor, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Portfolio, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Advisor, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Sub-Advisor in writing by the Advisor from time to time, and further subject to the plenary authority of the Client's Board of Trustees. Consistent with Exhibit A, or unless otherwise directed in writing by the Advisor, the Sub-Advisor shall have full discretionary authority to manage the investment of the assets in the Subject Portfolio, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Subject Portfolio.

     In addition, the Sub-Advisor will, at its own expense:

     (a) advise the Advisor in connection with investment policy decisions to be made by it regarding the Subject Portfolio and, upon request, furnish the Advisor with research, economic and statistical data in connection with the Subject Portfolio's investments and investment policies;

     (b) submit such reports and information as the Advisor or the Client may reasonably request to assist the Client's custodian (the "Custodian") in its determination of the market value of securities held in the Subject Portfolio;

     (c) place orders for purchases and sales of portfolio investments for the Subject Portfolio;

     (d)  give  instructions  to  the  Custodian   concerning  the  delivery  of
          securities and transfer of cash for the Subject Portfolio;

     (e) maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Advisor, to the extent not maintained by the Advisor or another agent of Client;

     (f) at the close of business [each day], provide the Advisor and the Custodian with copies of trade tickets for each transaction effected for the Subject Portfolio, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

     (g) as soon as practicable following the end of each calendar month, provide the Advisor with written statements showing all transactions effected for the Subject Portfolio during the month, a summary listing all investments held in the Subject Portfolio as of the last day of the month, and such other information as the Advisor may reasonably request in connection with any accounting services that the Advisor provides for the Subject Portfolio; and

     (h) absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Portfolio in accordance with the Sub-Advisor's proxy voting policy as most recently provided to the Advisor.

     The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from the Subject Portfolio and the cash requirements of, and cash available for investment in, the Subject Portfolio.
The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for the Subject Portfolio, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

     The Sub-Advisor shall vote or not vote all proxies solicited by or with respect to the issuers of securities in which assets of the Subject Portfolio may be invested in accordance with the Sub-Advisor's proxy voting guidelines, a copy of which has been provided to the Advisor.

3.   ALLOCATION EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the Subject Portfolio shall assume the expense of:

     (a)  brokerage commissions for transactions in the portfolio investments of
          the  Client  and  similar  fees  and  charges  for  the   acquisition,
          disposition, lending or borrowing of such portfolio investments;

     (b)  custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Client to federal, state or other government agencies; and

     (d)  interest payable on any Client borrowings.

     Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Client and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Subject Portfolio as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Client shall have no obligation or liability), based on the Current Net Assets of the Subject Portfolio, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.

5.   PORTFOLIO TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Subject Portfolio, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. In connection therewith, an affiliate of Adviser, such as State Street Global Markets, LLC, may be so employed and may receive a commission. The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. The Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Portfolio or to the Sub-Advisor, and who charge a higher commission rate to the Subject Portfolio than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Client.

     The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Client and to execute for the Client as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above. The Sub-Advisor may, using such of the securities and other property in the Subject Portfolio as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Client original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.

     The Sub-Advisor shall cause all securities and other property purchased or sold for the Subject Portfolio to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Subject Portfolio shall remain in the direct or indirect custody of the Custodian. The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

     The Sub-Advisor  further shall have the authority to instruct the Custodian
(i) to pay cash for securities and other property delivered to the Custodian for the Subject Portfolio, (ii) to deliver securities and other property against payment for the Subject Portfolio, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.   LIABILITY; STANDARD OF CARE.

     The Sub-Advisor, its affiliates, agents and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

     (a) arising from Client's or the Advisor's directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

     (b) arising from the acts or omissions of the Advisor, the Custodian or the Client, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub-Advisor, its affiliates, agents and employees. The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence.

     The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Portfolio; shall act at all times in the best interests of the Client; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

     However, the Sub-Advisor shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.   EFFECTIVE DATE AND TERMINATION OF THIS AGREEMENT.

     (a) Effective Date. This Agreement shall become effective with respect to the Subject Portfolio from the date of execution or, if later, the date the initial capital to the Subject Portfolio is first provided (the "Effective Date."), and shall remain in effect for a maximum initial term of two (2) years from the Effective Date, and thereafter, for a maximum extension periods of one (1) year so long as (a) such continuance is specifically approved at least annually by either (i) the affirmative vote of a majority of the Board of Trustees of the Client cast in person at a meeting called for the purpose of voting on such approval, or (ii) the affirmative vote of a majority of the Subject Portfolio's outstanding voting securities; and (b) the affirmative vote of a majority of the Board of Trustees who are not parties to the agreement or interested persons of any such party, cast in person at a meeting called for that purpose. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     (b) Termination. This Agreement may be terminated by any party hereto on at least sixty (60) days' prior written notice to the other party. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

8.   SERVICES NOT EXCLUSIVE.

     The services of the Sub-Advisor to the Client are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

9.   AGGREGATION OF ORDERS.

     Nothing in this Agreement, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Portfolio with those for other accounts managed by the Sub-Advisor or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Advisor among the accounts and at a price approximately averaged.

10.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

11.  NOTICES.

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

         ADVISOR:          Stancell and Associates
                           1215 K Street, 17th Floor
                           Sacramento, CA 95814
                           Attn: Robert Stancell, President
                           Phone: 916-503-3183

         SUB-ADVISOR:      SSgA Funds Management, Inc.
                           One International Place, 28th Floor
                           Boston, MA  02110
                           Attn: Compliance Officer
                           Fax #: (617) 664-6174

12.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the commonwealth of Massachusetts.

13.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                       Stancell and Associates

                                              By: __________________________
                                              Name: Robert Stancell
                                              Title: President


ATTEST:                                       SSgA Funds Management, Inc.

                                              By:  ___________________________
                                              Name:
                                              Title:



                                    EXHIBIT A

                              INVESTMENT GUIDELINES

The Stancell Social Fund will be a separately-managed strategy that employs the SSgA U.S. All-Cap portfolio management process, subject to specific social screens.

The Stancell Social Fund seeks to meet or exceed the performance of the Russell 3000 Index with similar risk characteristics. Targeted portfolio characteristics and risk controls are as follows:

|X|  Turnover: targeted at less than 50% annually.

|X|  Portfolio holdings: 45 to 70 holdings.

|X|  Cash position: targeted at 3% or less.

|X| Risk controls: FM seeks to maintain broad diversification within the portfolio, remaining broadly neutral to the Russell 3000 benchmark. Average weighted market capitalization is targeted within 0.5 and 1.5 times the average weighted market capitalization of the benchmark. Sector weights will be in the range of 50 to 150% of the relative weight of the benchmark. FM will review any holding if it exceeds 6 to 8% of the portfolio.

|X|  Tracking error: targeted at 7 to 10%.

     Social screens to be applied to the portfolio are listed below:

1.   The  portfolio  will be  socially  screened  to  include a  minimum  of 50%
     holdings in institutions having headquarters or facilities located in federal Empowerment Zones and Enterprise Communities. Stancell and Associates will search all publicly-traded companies doing business in these areas to provide an initial and ongoing list of eligible companies to FM (as sub-advisor.) FM will then apply this screen to the eligible universe.

     The percentage of the portfolio that qualifies for EZ/EC will be monitored regularly by Stancell and Associates. Stancell and Associates will instruct FM to rebalance the portfolio (if the EZ/EC percentage is below target) on a monthly basis.

2.   The  portfolio  will  be  socially   screened  to  eliminate   tobacco  and
     alcohol-related businesses.

3. The portfolio will be screened for any additional affiliated equity issues. For example, we would have to eliminate State Street Corporation (STT:
     NYSE) from consideration for the Stancell Social Fund.



                                   SCHEDULE B

                                      FEES

Investment management fees are as follows:

0.65% on the first $50,000,000
0.60% on the next $50,000,000
0.55% thereafter

Minimum annual fee: $125,000

Fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.